Exhibit 99.2

WMS INDUSTRIES
Investor Conference Call
Third Quarter FY 2007 - May 3, 2007

WMS 3Q 2007 TRANSCRIPT

Ladies and gentlemen, thank you for standing by; and welcome to the WMS Industries fiscal 2007 third quarter financial results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call, May 3, 2007, is being recorded. I would now like to turn the call over to Brian Gamache, President and Chief Executive Officer for WMS Industries. Please go ahead.

Brian R. Gamache, President and Chief Executive Officer

Bill you want to kick us off?

William H. Pfund, Vice President of Investor Relations

Hi. Good afternoon this is Bill Pfund, Vice President of Investor Relations.

Thank you, operator. Welcome everyone to WMS’ third quarter fiscal 2007 conference call. With me today are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, I would like to review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, May 3, 2007.

Now let me turn the call over to Brian.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Bill.

Today, WMS reported net income of $12.9 million, or 34 cents in diluted earnings per share, on record quarterly revenue of $136.6 million for the fiscal 2007 third quarter. These results represent an impressive 40% increase in net income and 23% growth in revenue over the March 2006 period. Our ability to drive consistent net income and revenue growth is a direct result of our ongoing success in developing products that generate strong returns for our customers. WMS’ operating performance strength, coupled with our prudent investment in innovation and intellectual property, is generating meaningful long-term value for our shareholders, and positioning the company to achieve further growth.

For fiscal 2007, WMS has been focused on five key priorities that are the drivers of our operational and financial success, and are also building the foundation for growth in fiscal 2008 and beyond. The third quarter results reflect strong success in our execution against these five priorities.

Our first priority has been the further expansion of our high-margin gaming operations business.

During the March 2007 quarter, we grew our installed base by 242 units on a quarterly sequential basis to 7,655 gaming machines, which already exceeds the lower end of the Company’s guidance for the entire fiscal 2007 year-end. At March 31, 2007, the installed base of participation machines was 16% higher than it was at March 31, 2006, clearly demonstrating that WMS continues to command space in this segment of the slot floor, and the gross profits in gaming operations grew 17%.

I am pleased to report that the high-earnings performance of our MONOPOLY™ Big Event® gaming machines continues to drive stronger demand than originally anticipated. This server-enabled product and our recently introduced Life of Luxury® games are the primary factors behind the growth in our installed base of participation units.

With the strong reception to the recent launch of our innovative TOP GUN™ sensory immersion gaming platform, we now believe that at our June 30 fiscal year-end, we will exceed the top end of our previous guidance of 7,800 installed participation units, and approach 8,000 units, reflecting an expected increase in the installed base of WAP games in the current quarter. And, with the introduction of MONOPOLY Super Money Grab® our first Transmissive Reels™ product on track for launch near the end of the June 2007 quarter -- we expect to maintain growth in our gaming operations business well into fiscal 2008 and beyond. Orrin will provide more color on these two products in just a moment.

Our second priority is to continue to expand our North American product sales.

Notwithstanding the challenging headwinds from a sluggish domestic replacement cycle, the March quarter demonstrated significant success for this initiative as new unit shipments in North America for the third quarter were up 28%, or approximately 1,000 units, over the prior year period.

Growth in sales to Oklahoma Native American facilities, additional build-out by operators in Florida and Pennsylvania, and continued strong demand for WMS’ new products, especially our G+™ video games and our expanded line of 5-reel mechanical products, were significant drivers to the unit shipment increase over the prior year. Again, the success of innovative new products and the increased bandwidth of our product lines allows us to better serve our customers’ needs across the slot floor, and build our presence on the slot floor.

In addition to pursuing North American product sales growth, we are also growing our international business which is our third priority for fiscal 2007.

During the March quarter, international shipments increased 16% year over year. Positive contributions from Orion Gaming and a solid performance across a range of international markets, from Asia to Latin America, drove this increase.

International markets represented 30% of our total new shipments for the March 2007 quarter. We’re strengthening our global presence, as we leverage our expanded sales team and our capability to supply a broader product line, which has been enabled by our initiative to develop products for distribution worldwide on a common CPU-NXT® platform. Building products on a common platform allows WMS to roll out products simultaneously in both North America and internationally.

Our fourth priority is to further enhance operating margin, through business process improvements and realizing the operating leverage in our business from higher revenues.

As evidenced by the March quarter results, we are continuing to make progress in successfully implementing our business process improvement initiatives and in realizing the operating leverage related to higher revenue levels. Our operating margin improved to 14.5% in the March 2007 quarter, a quarterly sequential increase of 200 basis points and an increase of 320 basis points over the performance of a year ago.

The gross profit margin on product sales increased to nearly 46%, up from 45% in the December 2006 quarter on essentially similar unit volumes. The higher average selling price, driven by the product mix and a list price increase, coupled with the ongoing implementation of our manufacturing and supply chain initiatives, such as lean sigma and strategic sourcing, allows WMS to deliver what we believe are sustainable improvements in margin, while we continue our commitment to making appropriate investments in our people and in our R&D activities to support future growth. Operating income increased 58% on a 23% year-over-year increase in revenues, even as we increased spending on research and development by 17% to sustain future innovation.

Finally, our fifth priority is to achieve sustainable cash flow growth. During the March quarter, net cash provided by operations was $24 million, about $5 million higher than the December 2006 quarter; and for the fiscal 2007 nine months year-to-date was $68 million. The financial strength and stability of our balance sheet has improved, even with the increased investment in inventories and accounts receivable in the near-term to fund the growth in our revenues and breadth of our expanded product line. We are focused on stabilizing the growth in operating assets, as this remains a substantial opportunity for further improvement.

We funded our $20 million of investments in gaming operations machines in the March quarter from internally generated funds. This higher level of investment reflects the strong positive response and rapid build-out of our Community GamingTM participation platform through placement of additional MONOPOLY Big Event games.

We also deployed capital for the initial placement of leased products in Oklahoma, which we do not include in the installed participation base at period end. In the March quarter, we began leasing standard for-sale gaming machines to those WMS Oklahoma customers who prefer a lease option rather than outright purchase. In addition, we continued to transition our installed base of leased gaming machines to Bluebird® cabinets in both Delaware and Rhode Island.

Now, I’d like turn the call over to Orrin who will provide an update on our product game performance and development efforts.

Orrin J. Edidin, Executive Vice President and Chief Operating Officer

Thanks Brian and good afternoon .

As Brian mentioned, we recently launched our TOP GUN game, primarily as a wide-area progressive offering. This is the first product offered on our “sensory immersion” platform that allows players to totally “immerse” themselves in great slot play and a virtual-reality gaming experience. This sensory experience is achieved through the incorporation of the BOSE® chair with 3Space™ surround sound, and real-time, 3D graphics from our new CPU-NXT2™ operating system.

Our first units were placed in late March, and we began the broader commercialization of the product in early April. While still early, the initial reaction has been tremendous - with the games attracting stand-out attention and players waiting in line to play. Equally exciting is the earnings performance being achieved from this high level of game play. The daily revenue per unit earned for WMS clearly exceeds, by greater than 20%, the record levels established by any of our previous WAP video gaming products over a similar timeframe. As you would expect with this high earnings performance, feedback from casino operators has been extremely positive. This game again shows that as we deliver unique and differentiated experiences for players, our customers will find a way to place those products on their floor.

As of today, we have over 100 TOP GUN units currently installed, and expect to have more than 300 units placed by June 30, 2007. As a result of this solid response, as Brian noted, we expect to realize a sizable increase in our installed base of WAP games during the fourth quarter. With WAP games, and their associated higher daily revenue per unit, comprising a higher percentage of the installed base in the June 2007 quarter, and the favorable seasonality of play levels in the June quarter, we expect that our average daily revenue per unit in aggregate will increase sequentially in the fourth quarter.

In mid-fiscal 2008, we plan to launch the second game in the sensory immersion series based upon Judy Garland and the full host of characters from the classic 1939 “The Wizard of Oz” movie. From “Flying Monkeys” to the “Yellow Brick Road,” these characters and storyline take full advantage of the BOSE 3Space sound capabilities to create compelling and novel game play that will offer players another totally differentiated experience on the casino floor.

Following on the heels of the TOP GUN launch is the planned roll-out of the MONOPOLY Super Money Grab game, our first product that features Transmissive Reels technology, which will also be a WAP product. This product was submitted for regulatory approvals in the March quarter, and we are planning to have the first units installed at the end of our fiscal year in June, with broad commercialization in fiscal 2008. We have just begun to take orders for the Transmissive Reels product, and I can share with you that the initial response is quite exciting.

As many of you know, Transmissive Reels technology merges the traditional player appeal of a mechanical reel gaming machine with the interactive and rich graphical interface of real-time, 3D visuals enabled by our CPU-NXT2 operating platform. This breakthrough technology combines the best of what players love about traditional mechanical reels with the entertainment of robust video products. Near the end of calendar 2007, we expect to launch the second product in the Transmissive Reels category - a game themed by the legendary John Wayne™.

Equally compelling to our growth focus is the success with our new line of G+ video games. The player appeal and high earnings performance of these for-sale games is a strong contributor to the year-over-year increases in both new unit sales and in the higher volume of conversion kits. Our efforts to provide differentiated segmentation to our line of video gaming machines - with G+, Classic and Innovation gaming products - are successfully communicating with casino players and meeting with solid acceptance by our customers.

Let me also update you on our server-based gaming activities. I’ll begin by reiterating our view that the path to server-enabled gaming takes the same fundamental course of any technology advancement in our strategic planning, which is first and foremost to view it from the players’ perspective.

In other words, our development teams are constantly evaluating how technology advancements can enable the innovation and creation of new game experiences and features that can and will provide an enhanced entertainment experience for slot players. Content has always been king and has become an even more important competitive element. Building from that premise, it then follows that innovative, enhanced playing experiences will attract and retain players, which in turn will result in strong performing products for our casino customers. And, to our customers, it is - and remains - all about the earnings performance of the products.

Recently, we brought on board a former senior Microsoft executive, who is leading our development initiatives focused on the systems and network related efforts of server-enabled gaming, including our Reno-based systems group. We are excited about the experience and skill set that has been added to our development team.

As you know, we have taken a phased approach to introducing server-based gaming technology to regulators, with Monopoly Big Event being our first step, already approved and commercially successful. During the current quarter, we will provide regulators with the next phase in the progression of server-based technology. We would expect this phase to enter field trials this summer. Following upon its heels will be the next set of server-based features and functionality, which we expect to submit to regulators this fall. We then expect to take the various features and functionality that have been tested, and combine them with some new innovative game play still under wraps, and introduce the full commercial version of WAGE-NET ™ by the end of calendar 2008.

I would like to reiterate that we will continue to aggressively pursue technology advancements and intellectual property, which, coupled with our Player Driven Innovation™ focus, will enable us to profitably grow our presence worldwide.

Now, let me turn the call over to Scott to review our financial performance.

Scott D. Schweinfurth, Executive Vice President and Chief Financial Officer

Thanks, Orrin, and good afternoon everyone.

For the fiscal 2007 third quarter, total revenues increased 23% year over year to $136.6 million, and were within the guidance range we provided in February.

Product sales revenue rose 29% year over year and we are particularly pleased with this growth in the face of the overall challenges of the current domestic replacement cycle. The average selling price was up 4% over the prior year, and sequentially, to a record high of $12,506, reflecting the benefit from an increase in list prices and a higher percentage of premium-priced products in the overall product mix.

Other product revenues increased year over year by $2.7 million, generally reflecting higher revenues from the sale of conversion kits, principally due to the high earnings performance of our new G+ games.

Gaming operations revenues in the March quarter grew 13%, or $5 million, year over year, on an average installed base of 7,359 units and daily revenue per unit of $55.81. The installed participation base at March 31, 2007, reached 7,655 units, an increase of 16% year over year, and a 3% quarterly sequential improvement.

As in the December 2006 quarter, the principal contributor to the growth in the participation installed base was the demand for MONOPOLY Big Event Community Gaming units. As a result of the consistent high-earnings performance for this game, the number of stand-alone units in the installed base reached 4,234 units, including more than 1,300 Big Event units.

With the launch of our Life of Luxury® progressive gaming machine in the March quarter, we also experienced an increase in the installed base of local-area progressive gaming machines to 2,139 units at quarter-end.

The installed footprint of wide-area progressives units was flat with the year-ago quarter, and declined 200 units from December 31, 2006 levels. As Orrin noted, we expect to achieve incremental growth in wide-area progressive units in the current quarter due to the recent launch of our TOP GUN gaming machine, and to continue this growth in fiscal 2008 with the roll-out of MONOPOLY Super Money Grab, our first Transmissive Reels product, which will also be a WAP product.

Total gross profit, excluding depreciation expense, increased 27%, or nearly $17 million year over year, to $77.7 million in the March 2007 quarter, and the total gross profit margin increased 180 basis points year over year.

The gross profit on product sales revenues increased $12 million for a 46% gross profit margin, compared to a margin of 43% in the March 2006 quarter and also improved 90 basis points on a quarterly sequential basis over the December 2006 quarter. Benefits realized from process improvements, higher volumes and greater sales of high-margin conversion kits, along with lower revenues from used gaming machines, contributed to the margin expansion.

As Brian noted, process improvements remain a company-wide priority, and given our focus on these initiatives, we are confident that we will sustain the progress in margin improvement in the June quarter on the expected higher unit volume.

The gross margin from gaming operations was 81% in the March quarter, slightly higher than both the December 2006 quarter and the March 2006 quarter, primarily reflecting lower relative WAP jackpot expense and the installed base mix, which included a larger number of higher-margin WMS branded themes and a lower percentage of lower-margin WAP units in the installed base.

With a greater installed base of WAP units anticipated in the fourth quarter and their higher average daily revenue, we expect to realize an increase in the total gross profit dollars from gaming operations. At the same time, with the lower gross margin percentage realized on WAP games, we would also expect that the gaming operations gross margin will decline in the June quarter - similar to the trend experienced in the fourth quarters of fiscal 2005 and 2006, when the number of installed WAP units increased substantially.

Research and development expenses increased 17%, or $2.1 million, on a year-over-year basis to $14.6 million. As a percentage of revenues, R&D expenses were 10.7%, slightly higher than the December 2006 quarter and a decrease from 11.3% in the March 2006 period. The higher year-over-year level of spending reflects the inclusion of Orion Gaming and the planned spending for product development initiatives, including server-based activities and new development tools that will facilitate the process of developing products more quickly and efficiently.

Quarterly depreciation and amortization expense of $15.3 million was $1.8 million, or 13%, higher on a year-over-year basis, reflecting the 16% increase in the installed base of participation games, as well as the additional depreciation and amortization related to the acquisition and operations of Orion Gaming.

Selling and administrative expenses were 20.5% of revenues, roughly in line with the level of March 2006. Year over year, selling and administrative costs were up $5.5 million, reflecting the incremental expenses associated with the higher level of sales, the consolidation of Orion Gaming acquired in July 2006, higher payroll-related costs associated with headcount increases during the past twelve months, as well as increased marketing, promotion and distribution costs related to the rollout of new products and branding initiatives.

The effective tax rate for the March quarter was 34%, and we expect a similar effective tax rate for the fourth quarter.

Cash and cash equivalents were $32 million at March 31, 2007, including $15 million of restricted cash for progressive jackpots. Total receivables were up $9 million on a quarterly sequential basis, principally reflecting the timing of shipments in the period and the growth in revenues. Inventories increased about $4 million compared to December 31, 2006, largely reflecting an increase in finished goods to facilitate the April roll-out of TOP GUN units and the fulfillment of VLT placements for a state lottery.

Operating cash flow was driven by the growth in net income and the higher year-over-year depreciation, partially offset by an increase in operating assets and liabilities due to the continued growth and breadth of our business. As Brian stated, improving our utilization of working capital will provide substantial opportunity in the future, as we continue to improve our overall production processes.

Due to customers’ positive responses to TOP GUN, MONOPOLY Big Event and Life of Luxury participation products, and the resulting opportunity to grow our installed base of participation units, along with the added opportunity to lease gaming machines in Oklahoma and continue to convert our leased VLT gaming machines to Bluebird cabinets, we are revising our expected capital outlay in fiscal 2007 for total property, plant and equipment and gaming operations machines to approximately $100 million.

As with our utilization of working capital, we believe there is a sizable opportunity to utilize lean sigma tools within our gaming operations business to further improve operating performance and achieve greater efficiencies in the deployment of capital associated with participation gaming machines.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Scott.

Following upon the very successful fiscal 2005 and 2006 operating performance, it is gratifying to share with you today the solid results we have achieved thus far in fiscal 2007 with year-to-date net income up 38% on a 16% increase in revenue. In fact, revenues of $382 million for the first nine months of fiscal 2007 are about what we generated for all of fiscal 2005. We remain confident that our revenue growth and the success of the operating initiatives that underlie these results provide a solid foundation for further success in the final three months of fiscal 2007 and on into fiscal 2008.

Specifically, as we look at the fourth quarter, we expect that our total revenues will grow between 22% and 28% over the $122.7 million generated in the fiscal fourth quarter of 2006, which was a record quarterly level at that time. This translates into a range of approximately $150 million to $157 million in total revenues, or a $13-to-$20 million quarterly sequential improvement over the record March 2007 quarterly revenue. In turn, this indicates an updated 2007 fiscal year revenue guidance of $532 million to $539 million.

Contributing to the increase in revenue in the fourth quarter are expected growth in gaming operations revenues, higher unit shipments worldwide, including the fulfillment of the previously mentioned VLT contract for a state lottery commission, shipments to two new Michigan casinos, along with ongoing strength in international markets and the continuing transition to compacted gaming in Oklahoma. I would add that in Oklahoma we continue to expect growth in both new unit sales, as well as additional opportunities for WMS to place leased and participation products.

Overall, I am highly confident that WMS will continue to grow in both the near and long term. A key factor in supporting our near-term optimism for the June 2007 quarter is the level of open orders, driven by the high-earnings performance and player appeal of WMS products. In aggregate, the number of current open orders for new gaming machines and CPU-NXT conversion kits exceeds 11,700 units, and we have a record level of more than 2,500 new units or theme conversions for participation machines, with only a handful of initial orders for Transmissive Reels games currently reflected in that number.

Longer term, gaming expansion opportunities continue to develop. Since we last reported, a number of new opportunities are developing, including new legislation in Kansas and Indiana; potential changes to Native American compacted gaming in Florida and California; and racino gaming in Florida. Additionally, international opportunities also progress.

With ongoing emphasis on process improvement and margin enhancement initiatives, we expect our operating margin to continue to demonstrate a solid year-over-year improvement in the June quarter, as we will benefit from a higher mix of gaming operations revenues, the ongoing implementation of lean sigma initiatives, and as we realize increased operating leverage on the higher projected revenues.

In closing, let me summarize the significant factors that support our optimism for continued growth in the fourth quarter of fiscal 2007 and into fiscal 2008:

First: The strong demand for our new G+ games, as well as continued solid results from our Classic games should drive shipments and conversions in the video category;

Second: Increasing acceptance of our mechanical products, benefiting from an expanded line of both 5-reel and new 3-reel products. Year-to-date, total mechanical-reel products represent 27% of our new unit shipments globally; and

Third: Innovative and award-winning products that create entirely new product categories, such as sensory immersion, Community Gaming and Transmissive Reels, and which, in turn, drive demand to record levels.

As an organization, we are hitting our stride but we’re hungry to achieve more and to further enhance shareholder value. WMS is well positioned, and my enthusiasm for our opportunities and the future is at the highest level since I joined the Company.

Now, we will be happy to take your questions. Operator.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions].

Our first question comes from the line of Celeste Browne with Morgan Stanley. Please go ahead.

< Celeste Browne >: Hi guys, good afternoon.

< Brian Gamache >: Hi Celeste.

< Celeste Browne >: I guess first - you raised your CapEx guidance for the year as you mentioned in the guidance range really the top end of the revenue range didn’t move. When should we see that? Should that really start to flow through or the benefit of that start to flow through next year?

< Brian Gamache >: I think it is going to start to flow through in Q4. Let me just back up. When you look at the Q3 capital run rate Celeste we really reached the high water mark for our capital investing. And the reason being we had Bluebirds again transforming into both Rhode Island and Delaware, the VLT markets, we had placed our initial Oklahoma units which are on lease and we continue to build out the MONOPOLY Big Event which for the most part are all new build. So I think when you look at the uses of our capital that’s the best use of capital that our shareholders could ever want -- because that is growing the revenue stream at an unprecedented level. I think when you look at the revenue increases and the footprint increases, that speaks for itself. Coming into Q4 you will see a little more leverage because as we mentioned, a number of the units that we’re placing in Q4 are the Top Gun and the transmissive reel products which are all WAP products. So I think you are going to see a lot of leverage in our revenue and win per day and I think it is going to start reap benefits going into fiscal ‘08.

< Celeste Browne >: Okay. And then Scott you mentioned the high participation margins that should be sustainable into the fourth fiscal quarter. Do you mean that the 81.3% levels you reported in the quarter or maybe a bit lower than that?

< Scott Schweinfurth >: I believe what I stated was we expect that margin percentage to come down in the fourth quarter because --

< Brian Gamache>: Because of WAP.

< Scott Schwienfurth >: Right and the reason for that is, as WAP becomes a bigger portion of the overall mix and it has the lowest gross profit margin percentage, it will tend to bring down the overall gross margin percentage.

But remember, the real focus ought to be gross profit dollars and we do expect gross profit dollars to be increasing. Again as WAP is the highest gross profit dollar contributor.

< Brian Gamache >: And to that point Celeste when you look at our MONOPOLY Big Event we originally had budgeted 600 placements in this fiscal year. And right now we have over 1800 on backlog and placed. So that’s an incredible turn of events for us. Again we have a hit in our hands. We need to make the most of it.

< Celeste Browne >: Sorry about that I misheard you. Obviously more consistent with what you said in the past.

< Brian Gamache >: Yes.

< Celeste Browne >: And then, you know, you talked about server based gaming, and there is -- there is a lot of talk about it being a bit of a who has more patents. Can you discuss your positioning in terms of patents? You have a lot of applications in the queue and then do you think that the recent KSR ruling has an implication for your patent portfolio?

< Brian Gamache >: I will start off and then I’ll let Orrin chip in. We believe that a large majority of the patents filings we have done over the last several years are related to the server based world. Particularly game enablement and game play methodology piece. I believe from a positioning standpoint we have never been better positioned to participate and engage a new frontier as this frontier. And I think at the end of the day, the recent Supreme Court ruling protects true innovation. It really thwarts off the fringe players. So I believe in an industry such as ours that really relies intensively on intellectual property it is a good thing to protect us from the people on the sidelines trying to enter the space. Orrin?

< Orrin Edidin>: I would echo Brian’s comments and only add that this is several years in the making. We have been accumulating critical and important intellectual property enablers for several years, both through internal development and through acquisition and licensing. And I would agree with Brian that we are very, very well positioned in that regard.

< Brian Gamache >: When you look at our MONOPOLY Big Event, that is a pretty good statement.

< Orrin Edidin >: Absolutely.

< Brian Gamache >: For what the future holds in store.

< Celeste Browne >: Okay. Thank you.

Operator: Our next question comes from the line of Todd Eillers, Roth Capital Partners please go ahead.

< Todd Eillers>: Hi guys how are you.

< Brian Gamache >: Hi Todd.

< Todd Eillers >: A couple questions. First, you guys mentioned that while international sales, and your gaming ops business continues to perform well on the product sales side you cited kind of still soft domestic market replacement market. Can you maybe provide a little bit more color with regards to that sector? Do you see that portion of the business kind of continuing to remain soft here over the next several quarters as operators kind of wait for wide-scale adoption of server based downloadable game technology or are you seeing that’s starting to improve here in the near-term or getting worse or can you just provide a little more color kind of on the trends in that portion of the business?

< Brian Gamache >: Well I do think the replacement cycle is the most challenging in the years I’ve been here at WMS. We were still able to grow our market shipments 24% year-over-year - 28% in North America.

So it is obvious we are gaining share at the expense of others.

So I would tell you, yes, it is a very challenging market. We are, you know, a few years back a normal order would be 50 or 60 units. It is significantly less than that today. We have to work harder for the units, but I believe that people are buying based on performance and I think that that’s where we are gaining share.

< Todd Eillers >: Okay.

< Brian Gamache >: I do think also fiscal ‘08 to answer the second half of your question Todd, that it is going to continue to be tough sledding going into fiscal ‘08 and I would think somewhere in the second to third quarter you will start to see a little bit transition toward the server based world and possibly get back to more normalized run rate on replacement cycle in North America.

< Todd Eillers >: Okay. Great. And then you guys mentioned that you expanded your manufacturing facility in Illinois. Can you maybe talk about what your current manufacturing capacity is at this point after the expansion?

< Scott Schweinfurth >: Yes. Actually, most of the expansion is really going towards warehouse space because we are currently leasing warehouse space and third party warehouses in the Waukegan area for both raw materials and finished goods. We believe on a single shift operation at this point that we have a practical capacity of 60,000 plus units. And obviously if demand got greater than that, we would have the ability to, you know, expand the shift. That would be a nice high-class problem to have.

< Todd Eillers >: Sure, sure. A couple other questions on the expense side. SG&A was a little bit higher than we had modelled in for the quarter. You guys had mentioned in the past, while total dollar amount would be up year-over-year, you expected the percentage as, as a percentage of revenue to decline. Do you still kind of see that occurring here in the fourth quarter and for the fiscal year?

< Scott Schweinfurth >: Yes. I think that it continues to remain our objective. We were sort of flat this last comparative period. I think with the, I will say large increase that we are anticipating in revenues, that will not be matched by a similar large increase in those selling general administrative expenses in this fourth quarter.

< Todd Eillers >: Okay. And then just one last question. On D & A it declined sequentially in the quarter. Was there some meaningful items that came off schedule there and should we expect that to increase sequentially going forward?

< Scott Schweinfurth >: Yes, again I think that’s just a function of when things were placed in service. You know, for our gaming operations business which drives a good portion of that D&A we are depreciating our top boxes over a one year cycle and the bases over a three year cycle. So depending upon capital spend, you know, between those two categories will determine -- well new capital spend will determine what happens with D&A.

< Todd Eillers >: Okay. Great thanks guys.

Operator: Ladies and gentlemen as a reminder to register for a question, please press the one followed by the four on your telephone.

We have a question from the line of David Bernstein from Vanadian Capital. Please go ahead sir.

< David Bernstein >: Thanks so much for taking my question. I have two questions related to the Oklahoma market. One, the firstly one of your competitors has sort of defined the market based on their market shares, roughly 40,000 or so gaming machines in the state of Oklahoma. I’ve heard varying estimates, you know, anywhere from 30, 25,000. I’m wondering, first of all if you would agree that the market potential in Oklahoma is roughly 40,000 machines and then, secondly, you talked a little bit about your ability to further ramp up your lease and participation games, and unit sales in Oklahoma and I’m wondering if the unit sales in Oklahoma are solely through your distribution agreement with Multimedia or you are selling directly to other casinos without that distribution agreement?

< Brian Gamache >: Well, we believe the market is more like 33,000 games today. And yes, we do believe it will be growing. There are a number of projects that are under development and we believe will be opening in the next 12 to 24 months. So it could possibly grow very easily to the 40,000 number you mentioned. We are having success both with MGAM distributing our product to their customers and going direct to the Native American customers ourselves. We are having equal success there. Again, I believe we placed over 3,000 games in the last 12 months which is a terrific opportunity for our company and our games performing extraordinarily well there. So I would expect, you know, more good news out of that jurisdiction.

< David Bernstein >: Do you, when you go lease and participation that’s not through MGAM though that’s direct to the tribe is that correct?

< Brian Gamache >: That’s correct.

< David Bernstein >: And the 3,000 is combined unit sales as well as lease and participation?

< Brian Gamache >: Yes.

< David Bernstein >: Can you give us any sort of data on your win or hold per day at those types of machines?

< Brian Gamache >: We don’t because we are not in the systems business and we don’t get that information from our customers.

< David Bernstein >: Okay. All right. Thanks so much.

Operator: Ladies and gentlemen, as a reminder, to register for a question, please press the one followed by the four now.

< Brian Gamache >: Sounds like that’s it operator.

Operator: We have a question from the line of Steve Altebrando, Sidoti and Company. Please go ahead sir.

< Steve Altebrando >: Hi guys.

< Brian Gamache >: Hi Steve.

< Steve Altebrando >: Looks like the R&D is trending pretty well below what you guys guided. Can you give a little color on why that is and where you see that going forward?

< Brian Gamache >: Well again we are ramping up if you look at our sequential growth, its there. It will be a little bit slower than we had anticipated but we are going to continue to ramp up. Going to the server based world is going to take more bodies and head count to deliver that product. You will continue to see us develop our R&D expenses sequentially from the fourth quarter and into fiscal ‘08 guide to on the August call. Its just a matter of timing more than a change in posturing.

< Steve Altebrando >: Okay great. That’s all I have. Thank you.

Operator: Our next question comes from the line of David Katz of CIBC World Markets.

< David Katz >: Hi gentlemen.

< Brian Gamache >: Hi there.

< David Katz >: How are you.

< Brian Gamache >: Great how are you.

< David Katz >: Good thanks. And I got, I logged in just a little bit late so apologize if I missed this. On your international sales for the quarter, could you just talk about what is in there and then, you know, give us a little international outlook commentary about, you know, where it is coming from to the degree that you can and, you know, where you expect to see more of that in the future?

< Scott Schweinfurth >: Sure. Well, obviously one piece that’s new this year is our Orion sales. And, you know, we sort of guided to about 1,500 units for the year. And that was spread pretty evenly over the year. They track to that number, for that period. And most of their sales at this point are to European casinos, although we are using the WMS distribution network to broaden that. I would tell you, you know, an area that’s been particularly good to us this year has been in Latin America, both in the southern cone and the northern region, and they contributed nicely to the third quarter numbers there.

And that would then be followed by Asia, where, in addition to, you know, people generally consider that it's just Macau. But we’ve placed units in a variety of other markets there this quarter. I think as we move forward now that we have the international capability of distributing products at the same point we are distributing them in North America, we are able to provide a broader perspective, or a broader breadth of products to the international markets and we would continue to expect that international business to grow.

I think we have given a metric before that we would like that to get to be a third of our overall box shipments and we got pretty close this quarter. I guess I would remind people that’s without any Russia units in those numbers. So you know, our international team has done a very nice job of growing that business for us.

< David Katz >: That’s great. Thanks very much.

Operator: Mr. Gamache there are no further questions at this time I will turn the conference back over to you.

Brian R. Gamache, President and Chief Executive Officer

Thanks for joining us this afternoon; and we look forward to reporting our additional progress on our next call when we’ll discuss our fiscal fourth quarter and full 2007 results.

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